EXHIBIT 99.1

Vical Reports Second Quarter 2016 Financial Results

SAN DIEGO, Aug. 09, 2016 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three and six months ended June 30, 2016. Net loss for the second quarter of 2016 was $1.3 million, or $0.14 per share, compared with a net loss of $2.8 million, or $0.30 per share, for the second quarter of 2015. Revenues for the second quarter of 2016 were $4.1 million, compared with revenues of $4.2 million for the second quarter of 2015, reflecting revenues from Astellas Pharma Inc. for manufacturing services performed under the ASP0113 collaborative agreements. ASP0113 is Vical’s therapeutic vaccine designed to prevent cytomegalovirus (CMV) disease and associated complications in transplant recipients.

Vical had cash and investments of $38.5 million at June 30, 2016. This cash balance does not include the $7.8 million in proceeds received from the Company’s recently completed private placement. The Company’s net cash use for the first six months of 2016 was $3.5 million, which was consistent with the Company’s guidance for the full year. The Company is projecting net cash burn for 2016 between $8 million and $11 million, which includes the cash burn associated with the planned initiation of the HSV-2 Phase 2 clinical program later this year.

Operational updates include:

ASP0113 CMV Vaccine

  Recruitment in the multinational Phase 3 registration trial in 500 hematopoietic cell transplant (HCT) recipients is nearing completion with over 90% of the subjects enrolled. Astellas expects enrollment to be completed during the third quarter of 2016, with the top-line data expected to be available in the fourth quarter of 2017. The primary endpoint of this trial is a composite of overall mortality and CMV end organ disease. Vical and Astellas have made substantial progress in process validation activities for the manufacture of the bulk drug product in anticipation of a potential BLA filing in 2018.

  One year follow up in the multinational Phase 2 trial in kidney transplant recipients is now complete.  Astellas is completing the final verification of all outstanding data and expects to release the top-line trial results during the third quarter of 2016. The primary endpoint of this trial is the incidence of CMV viremia and the study is powered to show an approximately 50% reduction in CMV viremia at 1 year after transplantation. The study also includes a key clinically relevant secondary endpoint, incidence of CMV disease.

HSV-2 Therapeutic Vaccine

  Vical plans to initiate a Phase 2 trial of its bivalent HSV-2 therapeutic vaccine during the second half of 2016. The randomized, double-blind, placebo-controlled trial will evaluate the safety and efficacy of the vaccine in approximately 225 otherwise healthy adults aged 18 to 50 years with symptomatic genital HSV-2 infection. Vical is confirming with the FDA the Phase 2 trial design, which is intended to evaluate the vaccine’s efficacy using clinical relevant endpoints rather than virologic endpoints.

VL-2397 Antifungal

  Enrollment is ongoing in Vical’s first-in-human Phase 1 trial of its novel antifungal, VL-2397. The randomized, double-blind, placebo-controlled trial is intended to evaluate safety, tolerability and pharmacokinetics of single and multiple ascending doses of VL-2397 in healthy volunteers. The trial is expected to be completed by the end of 2016. Vical is working closely with its expert advisors and the FDA to design a Phase 2 efficacy study for VL-2397 in the treatment of patients with invasive aspergillosis. This fungal infection is associated with a high rate of mortality in immunocompromised patients, and represents a sizeable unmet medical need for new antifungal therapies.

Equity Investment by AnGes

  On August 1, 2016, Vical announced an agreement by AnGes, MG, a partner and shareholder in Vical since 2006, to purchase approximately $7.8 million of Vical’s common stock in a private placement. The shares were sold at a price of $4.24 per share, the 90-day volume weighted average price of Vical’s common stock and a premium to the close on the prior trading day. With the new investment, AnGes’ equity position increased to approximately 18.6% of Vical’s outstanding shares. The transaction further strengthens Vical’s relationship with AnGes, which has a strategic interest in DNA vaccines, including one in its own pipeline, and which has demonstrated an appreciation for Vical’s DNA technology, and clinical, regulatory, and manufacturing expertise over the years.

Vical will conduct a conference call and webcast today, August 9, at noon Eastern Time, to discuss the Company’s financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (913) 312-0850 (preferred), or (888) 661-5127 (toll-free), and reference confirmation code 4021640. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 4021640. The call will also be available live and archived through the events page at www.vical.com. For further information, contact Vical’s Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the plans, timing of initiation, enrollment and announcement of data for clinical trials, and potential markets for Vica’s product candidates. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical’s HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be initiated or completed on the timelines Vical currently expects, whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Six Months Ended
Statements of Operations	June 30,		June 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Revenues:
Contract revenue	$3,630	$3,681	$7,718	$7,955
License and royalty revenue	492	495	1,008	1,165
Total revenues	4,122	4,176	8,726	9,120
Operating expenses:
Research and development	2,303	2,457	4,781	6,094
Manufacturing and production	1,221	2,379	4,067	5,320
General and administrative	1,919	2,132	3,709	4,355
Total operating expenses	5,443	6,968	12,557	15,769
Loss from operations	(1,321)	(2,792)	(3,831)	(6,649)
Net investment and other income	66	30	153	66
Net loss	$(1,255)	$(2,762)	$(3,678)	$(6,583)
Basic and diluted net loss per share	$(0.14)	$(0.30)	$(0.40)	$(0.72)
Weighted average shares used in computing
basic and diluted net loss per share	9,240	9,189	9,232	9,141

Balance Sheets			June 30,	December 31,
(in thousands)			2016	2015
Assets:
Cash, cash equivalents, and marketable
securities, including restricted			$36,221	$39,954
Other current assets			4,751	4,544
Total current assets			40,972	44,498
Long-term investments			2,238	2,052
Property and equipment, net			1,578	1,873
Other assets			1,059	1,491
Total assets			$45,847	$49,914

Liabilities and stockholders' equity:
Current liabilities			$3,313	$4,162
Long-term liabilities			90	359
Stockholders' equity			42,444	45,393
Total liabilities and stockholders' equity			$45,847	$49,914

Contacts:Andrew Hopkins
(858) 646-1127
Website: www.vical.com

Anthony Ramos
Vice President and Chief Accounting Officer